CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Variable Trust and to the use of our report dated February 12, 2016 on the financial statements and financial highlights of Changing Parameters Portfolio, a series of shares of beneficial interest of Northern Lights Variable Trust. Such financial statements and financial highlights appear in the December 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 18, 2016